NASDAQ PROPOSED SYMBOL: VSME
Issuer Free Writing Prospectus Dated September 13, 2023
Pursuant to Rule 433 under the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated Aug 18, 2023
Registration Statement No. 333-273914

VS MEDIA HOLDINGS LIMITED
INVESTOR PRESENTATION - SEPTEMBER 2023



DISCLAIMER AND FORWARD LOOKING STATEMENTS

This presentation relates to the proposed public offering of Class A Ordinary Shares ("Ordinary Shares") of VS MEDIA HOLDINGS LIMITED, an exempted company incorporated under the laws of the British Virgin Islands ("we', "us', "our", "VSME" or the "Company') and should be read together with the registration statement we filed with the US. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1951294/000149315223029529/formf-1a.htm

The registration statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or the underwriter will arrange to send you the prospectus if you contact Univest Securities, LLC, 75 Rockefeller Plaza, Suite 18C, New York, NY 10019, or via email: info@univest.us or contact VS MEDIA HOLDINGS LIMITED via email: ir@vs-media.com.

This presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as 'approximates," "believes," "hopes," "expects, " "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may" or other similar expressions in this presentation. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items; our ability to execute our growth strategies, including our ability to meet our goals; current and future economic and political conditions; our capital requirements and our ability to raise any additional financing which we may require; our ability to attract customers and further enhance our brand recognition; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; trends and competition in the creators economy; the COVID-19 pandemic and its new variants; and other assumptions described in this presentation underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under "Risk Factors". We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements.

The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this presentation and the documents that we refer to in this presentation and have filed as exhibits to the registration statement, of which this presentation is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

OFFERING SUMMARY

Issuer	VS MEDIA HOLDINGS LIMITED
Offering Shares	2,000,000 Class A Ordinary Shares
Offering Type	Initial Public Offering
Proposed Listing/ Symbol	Nasdaq Capital Market: VSME
Shares Outstanding After This Offering	20,000,000 Class A Ordinary Shares
Offering Price	Between $4.00 and $5.00 per share
Gross Proceeds	Approximately $8 to 10 million
Use of Proceeds	We currently intent to use the net proceeds from this offering for: • Expanding our business scale and territory expansion for North America and Southeast Asia markets (46%); • Building our Creators Incubation Program to further recruit and develop talented Creators (15%); • Repaying our shareholder and bank loan (15%); • Building our Data Analytics Platform (12%); • Reserving for general working capital (8%); • Expanding our manpower and talent pool (4%)
Underwriter	Univest Securities, LLC

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

INVESTMENT HIGHLIGHTS

- A well-established global network of digital Creators operating in Asia
- Founded in 2013 with **10+** years track record
- Develops two distinct but complementary business models: Marketing Services and Social Commerce
- Provides values to two major business stakeholders: Creators and Brands
- Partners with over **1,500 creators** and over **1,000 brands** to promote and sell their products and services
- Asset light business model
- Approximately **US$9M** revenue and **US$3.5M** net income in fiscal year 2022 (Note: As of the fiscal year ended December 31, 2022)
- Proven Management Team



CORPORATE STRUCTURE



Nga Fan Wong (a Hong Kong Citizen)
Pak To Leung (a Hong Kong Citizen)
Cho Yee Mico Chung (a Hong Kong Citizen)
CMC Inc. (Cayman Islands)
Warner Bros Discovery Inc NASDAQ: WBD
Rui Wu (a Hong Kong Citizen)
Arthur Cheng (a Hong Kong Citizen)
Wing Yan William Lo (a Hong Kong Citizen)
Chat Yau Stephen Yu (a Hong Kong Citizen)
Weijun Yan (a Chinese Citizen)
Bik Fan Chan (a Hong Kong Citizen)
Other Shareholders
ClearMedia Limited
EVERSKY HOLDINGS LIMITED
MARKETER INVESTMENTS LIMITED
Benjamin Jacques Hu
Jenny Li
Darren Raymond Shaw
Yu Hon Johan Wong
Sau Ling Yeung
Chi Kit Patrick Yu
Kar Ling Karen Wong
Mei Yung Lowell Yu
Fei Gao
Ka Heng Carmen Tam
100%
Amazing Grace Limited (1) (BVI)
GRANDWIN ENTERPRISES LIMITED (2) (BVI)
CONCEPT STAR LIMITED (3) (BVI)
CMC Holdings HK Limited (4) (HK)
Discovery Networks Asia-Pacific Pte. Ltd. (5) (Singapore)
Surewin Capital International Limited (6) (BVI)
ABLE STANDARD INTERNATIONAL LIMITED (7) (BVI)
CONSTANT NEW LIMITED (8) (BVI)
GREAT MISSION ENTERPRISES LIMITED (9) (BVI)
MERIT SOLUTIONS LIMITED (10) (BVI)
PRIME MANAGEMENT GROUP LIMITED (11) (BVI)
Public Shareholders
Pre-IPO% / Post-IPO%
33.82% / 30.75%
5.20% / 4.73%
5.20% / 4.73%
8.20% / 7.46%
8.20% / 7.46%
4.50% / 4.09%
4.50% / 4.09%
8.31 / 7.55%
5.00% / 4.55%
5.00% / 4.55%
5.00% / 4.55%
7.07% / 6.40%
0% / 9.09%
VS MEDIA Holdings Limited (BVI)
100%
VSM Holdings Limited (BVI)
100%
VS MEDIA PTE. LTD. (Singapore)
VS Media Co Limited (BVI)
VS MEDIA LIMITED (Taiwan)
GRACE CREATION LIMITED (Hong Kong)
100%
VS Media Limited (Hong Kong)

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of principal loss.

COMPANY OVERVIEW



VS MEDIA…

Manages a global network of digital Creators who create and publish content to social media platforms.

Operating within the $100B Creator Economy as a key partner for Creators to maximize their earnings from Brands and Fans. With extensive experience in discovering, incubating and successfully developing Creators, VS MEDIA is a forerunner in this space.

AFFILIATED CHANNELS	AFFILIATED CREATORS	BRANDS	GLOBAL FANS
1500+	1500+	1000+	150M+



Headquartered in Hong Kong | Office in Taipei | Office in Singapore


Jeremy Jauncey
Pia Wurtzbach
CREATORS
Eliza Sam
Sue Changg

OUR ROLE IS TO DISCOVER, INCUBATE AND DEVELOP CREATORS AS THEY PARTNER WITH BRANDS FOR MUTUAL BUSINESS GROWTH

“EMPOWERING CREATORS – TO UNLEASH THEIR FULL EARNING POWER”

CONTENT PARTNER

- Production support
- Licensing deals
- Platform data & insights

PERSONAL BRANDING PARTNER

- Elevate branding
- Grow fanbase
- Localize and expand to different regions



BUSINESS PARTNER

- Marketing Services from Brands
  - Branded campaigns
  - Sponsorships
- Marketing Services from Social Media Platforms
  - Advertising
  - Licensing
- Social Commerce
  - Affiliate programs
  - Merchandise
  - Live Shopping
- 3 Levels of business partnerships
  - Channel
  - Affiliated
  - Exclusive

OUR BUSINESS MODELS


CREATORS
+
VS MEDIA
CONTENT
$
PLATFORMS


citibank
Canon
BRAND
$
CREATORS
+
VS MEDIA
CONTENT
FANS


CREATORS
+
VS MEDIA
CONTENT
FANS
$
PRODUCTS

1 MARKETING SERVICES FROM SOCIAL MEDIA PLATFORMS

SOURCE OF REVENUE: REVENUE SHARING FROM PLATFORMS
CREATOR STRATEGY: CHANNEL & CONTENT PARTNERSHIP

2 CAMPAIGN AND OPTIMIZATION-BASED MARKETING SERVICES

SOURCE OF REVENUE: SERVICES FEE FROM BRANDS
CREATOR STRATEGY: AFFILIATED & EXCLUSIVE PARTNERSHIP

3 SOCIAL COMMERCE

SOURCE OF REVENUE: PRODUCT TRANSACTION FROM CONSUMERS
CREATOR STRATEGY: AFFILIATED & EXCLUSIVE PARTNERSHIP

MARKETING SERVICES FROM BRANDS – EXAMPLE

Brands engage with Creators to experience their products and services. Creators then create content to share their experience on their social media with their fans.


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SOCIAL COMMERCE

Leveraging our Creators pool and Brands relationships, we launched our social commerce business in 2021 to sell products directly to consumers through Creators' live shopping events.



BRANDS & CREATORS MERCHANDISES
VS MEDIA
VS CREATORS
CREATE CONTENT TO PROMOTE
SOCIAL MEDIA
DRIVE TRANSACTION
VS CREATORS
CREATE LIVE SHOW
LIVE STREAMING
DRIVE TRANSACTION
VS eSTORE
LOGISTIC IS ARRANGED BY OUR PARTNERS
DELIVERY
FANS

COMPETITIVE ADVANTAGES

- As a forerunner in the Creator Economy, we possess extensive experience representing both Creators and Brands.
- Bridging Creators and Brands for their mutual growth is our top strengths.
- As a recognized leader in the Creator Economy in HK SAR and Taiwan, we are one of the first independent digital media networks to provide Brands with unparalleled access to a wide range of Influencer Marketing and Social Commerce opportunities in Asia.
- Working with more than 1,500 Creators has provided us with ample data and experience to help us identify up-and-coming Creators and tailor-make partnerships so we can grow together.
- We have established strategic partnerships with social media platforms to help us grow our Creators systematically and effectively.
- We have demonstrated our ability to diversify our business *in tandem* with changing circumstances and trends.
- Our visionary and experienced management team is passionate about revolutionizing the digital media world and retail industry by empowering Creators.



GROWTH STRATEGY

Our goal is to help Creators and Brands maximize their earnings by establishing and managing one of the leading Creator networks in Asia. Accomplishing this goal depends on the following strategies:

- Developing a systematic Creator incubation program to discover and grow more Creators, particularly in the Asia Pacific region;
- Deepening our existing relationships with Creators;
- Expanding and optimizing our Brand portfolio;
- Expanding our Social Commerce business;
- Expanding our geographical reach in Asia and North America;
- Strengthening our data analytic capabilities;
- Selectively pursuing strategic alliances and acquisition opportunities; and
- Expanding our talent pool to support future business growth



MARKET OVERVIEW



THE CREATOR ECONOMY

The Creator Economy is emerging as a potential disruptor to the $2 trillion entertainment and media industry.

The Creator Economy refers to the numerous businesses built by independent Creators, from vloggers to influencers to writers, to monetize themselves, their skills, or their creations. It also encompasses the companies serving these Creators.

With more than 50 million independent content Creators, curators, and community builders fueling this new trend, this generation of micro-entrepreneurs is currently valued at $20 billion with estimations that it could grow to a $104.2 billion market in 2022—with $800 million in venture capital invested in these Creator ventures year over year.


CREATOR
ECONOMY

INDUSTRY OVERVIEW - INFLUENCER MARKETING MARKET SIZE

The Creator Economy has experienced massive growth in recent years. Marketers are investing more of their social media budgets in content creator partnerships to take hold of this growing opportunity. Brands recognize the benefits of working with Creators who are trusted by their fans. Brands can piggyback on a Creator's credibility, creativity, and relevance to fans to enhance their Brand image and increase product awareness. Our Marketing Services business model serves to bridge Creators and Brands falls within the category of "Influencer Marketing" within the industry. According to Statista Research, the volume of global Influencer Marketing has more than doubled since 2019. In 2022, the market was valued at a record $16.4 billion. Looking further out, Grand View Research expects that figure to balloon to $84.89 billion by 2028


INFLUENCER MARKETING MARKET SIZE (2016-2022)
GLOBAL INFLUENCER MARKETING MARKET SIZE (IN BILLIONS USD)
$20
$15
$10
$5
$0
$1.7 billion
$3.0 billion
$4.6 billion
$6.5 billion
$9.7 billion
$13.8 billion
$16.4 billion
2016
2017
2018
2019
2020
2021
2022
Source: Influencer Marketing Hub

INDUSTRY OVERVIEW - MARKET SIZE

HK SAR presents Brands with a unique opportunity to reach a cosmopolitan audience through Influencer Marketing, with high numbers of active social media users (89.9% penetration rate, or 6.73 million users) as well as ongoing growth (4% annual increases). With increased consumer engagement with social platforms and higher marketing spending in social media, there will be a $640 million social media advertising market in HK SAR in 2023, according to Statista Research. Influencer Marketing is part of this social media advertising market.


HONG KONG - SOCIAL MEDIA ADVERTISING SPENDING (2017-2027)
in billion USD (US$)
1
0.8
0.6
0.4
0.2
0
0.16
0.2
0.24
0.30
0.43
0.54
0.64
0.72
0.80
0.87
0.93
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
Most recent update: Jun 2022
Source: Statista


TAIWAN - SOCIAL MEDIA ADVERTISING SPENDING (2017-2027)
in billion USD (US$)
1.25
1
0.75
0.5
0.25
0
0.50
0.55
0.60
0.65
0.73
0.80
0.86
0.91
0.97
1.01
1.06
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
Most recent update: Jun 2022
Source: Statista

The Taiwanese population is highly digitally literate and enjoys a 91% penetration rate in terms of Internet usage. Furthermore 84.5% of the total population are active social media users.
With the continuous growth of digital marketing spending in Taiwan, it is estimated that there will be an $860 million social media advertising market in Taiwan in 2023, according to Statista Research.

FINANCIAL REVIEW


HELLO
my alter ego name is
BLU

FINANCIAL HIGHLIGHTS – YEAR 2022 and 2021


US$ Million
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
-$2,000
-$4,000
$10,945
$9,028
18%
$2,282
$2,285
$3,525
1613%
-$233
$1,985
162%
-$3,185
Revenues
Gross Profits
Net Income (Net Loss)
Working Capital (Net Current Liabilities)
FY2021
FY2022

Note: Fiscal Year Ended December 31

FINANCIAL HIGHLIGHTS

REVENUES BY CATEGORY


FY 2022
Marketing Services from Social Media Platforms
$0.9M 10%
Social Commerce
3%
$0.3M
Campaign-Based Marketing Services
43%
$3.9M
Optimization-Based Marketing Services
44%
$4.0M


FY 2021
Social Commerce
24%
$2.6M
Campaign-Based Marketing Services
28%
$3.0M
Marketing Services from Social Media Platforms
10%
$1.1M
Optimization-Based Marketing Services
38%
$4.2M

Note: Fiscal Year Ended December 31

FINANCIAL HIGHLIGHTS

REVENUES BY COUNTRY



FY 2021
Taiwan
23%
$2.5M
Hong
Kong
77%
$8.4M



FY 2022
Taiwan
35%
$3.2M
Hong Kong
65%
$5.9M

Note: Fiscal Year Ended December 31



ABOUT OUR FOUNDER...

IVY WONG

Ivy Wong graduated from the University of Toronto (Canada) with a Bachelor of Commerce degree in International Marketing and Economics. Ms. Wong is our Chairman and Founder and has served as our Chief Executive Officer since 2013. Prior to founding our Company, she founded another company, Vissible Limited. Vissible Limited launched an award-winning mobile application called Viss, a social media and commerce platform focused on fashion and lifestyle that was acquired by HMV Hong Kong in 2012. She has led major media companies into top digital positions in Asia, initially as Senior Director of Global Sales at Yahoo! where she oversaw international clients' multi-million-dollar accounts and was responsible for sales development in the Asia Pacific region from 1999 to 2007. She then joined Television Broadcasts Limited as Chief Operating Officer of TVB.com, followed by serving as Chief Executive Officer of Next Mobile Limited. From being Yahoo! Hong Kong's first local member to heading its Asia Pacific global sales team, building TVB.com and myTV's OTT platform from scratch, and repacking Apple Daily News with mobile interactive games and features, she has swept the media industry across print, TV, digital, mobile, and now social media.

Leading a team with DNA and Passion to revolutionize the Digital Media and Retail Industry.

VISIONARY & EXPERIENCED EXECUTIVE OFFICERS AND BOARD OF DIRECTORS



DENNIS MOK, CHIEF FINANCIAL OFFICER

Dennis graduated from the Hong Kong Shue Yan University with a Bachelor of Commerce degree in Accounting. Mr. Mok is a member of the Hong Kong Institute of Certified Public Accountants (HKICPA) and the Institute of Chartered Accountants in England and Wales (ICAEW). He joined and was appointed as Financial Controller for VS Media HK in September 2021 and was promoted to Chief Financial Officer in August 2022. He has over 10 years of experience in the financial industry. Mr. Mok served as Finance Manager for Jackwill Company Limited from 2019 to 2021 and was an Accountant for Medialink Entertainment Limited (HKEX: 2230) from 2016 to 2019. Prior to that, he served as Assistant Accountant for the Benetton Asia Pacific Limited from 2014 to 2016 and Associate for McCabe International Limited from 2012 to 2014. We have adopted many complex accounting policies as our company has grown in different countries, and Mr. Mok's extensive experience and knowledge in financials and management as well as his familiarity with accounting standards has helped the Company to effectively control risks, manage costs, and ultimately increase profitability.



HONNUS CHEUNG, NON-EXECUTIVE DIRECTOR

Ho Ling Honnus CHEUNG graduated from the University of Queensland (Australia) with a Bachelor of Commerce degree and from Northwestern University (United States) with an Executive Master of Business Administration degree. Ms. Cheung is a fellow member of the Hong Kong Institute of Certified Public Accountants (HKICPA) and Certified Practising Accountants of Australia (FCPA). She is also a fellow member of the Hong Kong Institute of Directors (FHKIoD). Ms. Cheung has served as Co-Founder and Chief Strategy Officer of Mojodomo Group since 2020. She has been the Independent Non-Executive Director ("INED") of Mobvista (HKEX:1860) and Stelux (HKEX: 84) since 2022. Moreover, she was the INED and Audit Committee Chairman for iClick (NASDAQ: ICLK) from 2017 to 2021. Prior to that, she was the CFO, Asia Pacific and General Manager, China for Travelzoo (NASDAQ: TZOO) from 2007 to 2019 and Regional Finance Director for Yahoo! Asia from 1999 to 2007. Prior to working for Yahoo!, Ms. Cheung held various professional positions at American Standard and PricewaterhouseCoopers. She has over 20 years' experience in financial and management functions in listed companies and is appointed as Chairman of our Audit Committee. Ms. Cheung currently resides in Hong Kong.

VISIONARY & EXPERIENCED EXECUTIVE OFFICERS AND BOARD OF DIRECTORS



ROSE STEINBERG, NON-EXECUTIVE DIRECTOR

Rose Ellen STEINBERG graduated from the University of San Diego (United States) with a Bachelor of Communication Studies degree. Ms. Steinberg is the Founder of People Obsessed, a Talent and Recruiting Agency since 2011. With over 25 years in the digital and marketing industries, she has served as Vice President of Client Success for Vox Media from 2017 to 2019; Vice President of Global Client Services and Customer Success for Innovid from 2016 to 2017; Senior Director of Strategic Account Management & Operations for Verizon Media (NASDAQ:VZ) from 2015 to 2015 ; Director of Strategic Account Services for Microsoft Advertising (NASDAQ: MSFT) from 2012 to 2105; and Senior Director of Global Business Transformation for Yahoo! from 2003 to 2010 as well as holding professional positions with various technology and media start-ups. She is also an active Executive in Residence with Progress Partners, a US-based M&A investment bank that works with emerging technology companies. Ms. Steinberg currently resides in the United States.



NICK LIAO, NON-EXECUTIVE DIRECTOR

Liqian, LIAO, graduated from Stanford University (United States) with Bachelor's and Master's degrees in Mechanical Engineering. Mr. Liao was appointed as a director of VSM Holdings Limited in March 2019 and is currently an Executive Director of Strategic Development for CMC Inc. He joined CMC Inc. as a founding member in 2015 after spending two years at CMC Capital as an early member of its investment team. Prior to working for CMC Capital, he was an Associate for Silver Lake from 2011 to 2013, where he was part of the founding team at its Mainland office in Shanghai, China. Prior to Silver Lake, Mr. Liao worked in Barclays Capital Technology Investment Banking Division and Mergers & Acquisitions team from 2009 to 2011, based in Menlo Park, California. Mr. Liao currently resides in China.

THANK YOU





Issuer Contact:

VS MEDIA Holdings Limited
6/F, Koho, 75 Hung To Road,
Kwun Tong, Hong Kong
ir@vs-media.com

Underwriter Contact:

Univest Securities, LLC
info@univest.us